UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2011

CRYO-CELL International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Boulevard, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (813) 749-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Stock Repurchase. On December 1, 2011, the Board of Directors of Cryo-Cell International, Inc. (the "Company") authorized management at its discretion to repurchase up to one million (1,000,000) shares of the Company's outstanding common stock. The repurchases must be effectuated through open market purchases, privately negotiated block trades, unsolicited negotiated transactions, and/or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission or in such other manner as will comply with the provisions of the Securities Exchange Act of 1934.

On December 7, 2011, the Company engaged in a repurchase of 383,617 shares of the Company's common stock at $1.80 per share in a privately negotiated transaction. The repurchased shares will be held as treasury stock.

Asset Purchase Agreement. On December 6, 2011 (the "Effective Date"), the Company entered into an Asset Purchase Agreement with Bio-Stor International, Inc. ("Bio-Stor"). Pursuant to the terms of the Asset Purchase Agreement, on the Effective Date, the Company made a one-time, lump-sum payment in the amount of $2.3 million to Bio-Stor, and Bio-Stor sold, assigned, conveyed, transferred, and delivered to the Company all of its rights, interest and title in a Revenue Sharing Agreement ("RSA") which has been operating between Bio-Stor and the Company since 1999.

The Company has previously disclosed the terms of the RSA with Bio-Stor as well as other RSAs in its audited financial statements.

Generally, the RSAs provide that in exchange for a non-refundable, up-front payment, the Company would share in perpetuity a percentage of its future revenue derived from the annual storage fees with respect to specimens from a specified State or geographic region in the U.S. The RSA had no definitive term or termination provisions.

Pursuant to the terms of the Asset Purchase Agreement, Bio-Stor no longer has the rights to share in a portion of the Company's storage revenues derived from specimens which originated in the state of New York, including all rights to any storage revenues generated and unpaid prior to the Effective Date.

Item 9.01. Financial Statements and Exhibits.
Financial Statements of Businesses Acquired.	Not Applicable.
Pro Forma Financial Information	Not Applicable.
Shell Company Transactions	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.
DATE: December 12, 2011	By:	/s/ Jill M. Taymans
Jill M. Taymans
Vice President, Finance, Chief Financial Officer